EX 99.1

1436 Lancaster Avenue, Suite 300
Berwyn, PA 19312
Ph: (610) 296-3400 Fax: (610) 296-7844
www.dfcglobalcorp.com/www.nmm.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES LAUNCH OF
$650 MILLION SENIOR NOTE PRIVATE OFFERING

BERWYN, Pennsylvania, November 15, 2013 – (NASDAQ:DLLR – News) DFC Global Corp., a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced that it intends to offer, through its wholly-owned subsidiaries Dollar Financial UK Holding plc (“DFUKH”) and National Money Mart Company (“NMM”), and subject to market conditions and other factors, up to a total of $650 million of Senior Notes. The Company intends to issue these securities in a combination of British pound denominated Senior Notes due 2020 of DFUKH and Canadian dollar denominated Senior Notes due 2021of NMM in a private offering. Both series of Senior Notes will be unconditionally guaranteed by DFC Global Corp. and substantially all of its U.S. and Canadian subsidiaries and certain of its U.K. subsidiaries.

Both series of Senior Notes will be unsecured, non-convertible senior obligations of the Company and will pay interest semi-annually. The allocation between the series of Senior Notes, interest rate and other terms will be determined by negotiations between the Company and the initial purchasers of the Senior Notes.

The Senior Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain persons outside of the U.S. pursuant to Regulation S under the Securities Act. Neither the Senior Notes nor the related guarantees have been registered under the Securities Act or any state or other securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws.

The Company intends to apply the net proceeds from the sale of the Senior Notes to fund the purchase or redemption for cash, at a premium, of all of the $600 million aggregate principal amount outstanding of National Money Mart Company’s 10.375% Senior Notes due 2016 (the “2016 Notes”) and pay related fees and expenses.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Senior Notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Senior Notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About DFC Global Corp.

DFC Global Corp. is a leading international non-bank provider of alternative financial services, principally unsecured short term consumer loans, secured pawn loans, check cashing, gold buying, money transfers and reloadable prepaid debit cards, serving primarily unbanked and under-banked consumers through its approximately 1,500 current retail storefront locations and its multiple Internet platforms in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland. The Company’s networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

Forward Looking Statement

This news release contains forward looking statements, including statements regarding the offering of the Senior Notes and the purchase or redemption of the 2016 Notes, as well as other events or conditions expected to arise or occur in the future. These forward-looking statements involve risks and uncertainties, including risks related to: the regulatory environments of the jurisdictions in which we do business, including reviews of our operations principally by the CFPB in the United States and the Office of Fair Trading and Financial Conduct Authority in the United Kingdom, the effect of legislation in Finland that will restrict our business in that country, and other changes in laws affecting how we do business and the regulatory bodies which govern us; current and potential future litigation; the identification of acquisition targets; the integration and performance of acquired stores and businesses; the performance of new stores and internet businesses; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services, or changes to our existing products and services, on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various U.S. Federal or state, U.K., or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2013 and Form 10-Q for the Company’s fiscal quarter ended September 30, 2013. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact:
ICR

Investor Relations:
Garrett Edson, 484- 320-5800
or
Media:
Phil Denning, 203-682-8200